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                        Description of CIGNA Corporation

                           Financial Services Program

     The CIGNA Financial Services Program ("Program") is designed to maximize the value of CIGNA'S compensation and benefits program by providing support to key employees in their financial and estate planning. Under the Program, key employees are provided an allowance, related to the employee's job grade, that may be applied to the cost of financial planning provided by a CIGNA subsidiary and used for reimbursement of expenses for tax return preparation and legal services related to estate or financial planning. The allowance for the chief executive officer and employees who report to him covers the full amount of such costs and expenses.